Road from Laiyegou Coal Mine to Wuhai City marked in pink

Scale 1:1250000


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Baotou City
No.110 National Road
Hohhot City
No.210 National Road
Dongsheng
No.109 National Road
Xuejiawan Town
Wuhai City
Laiyegou Coal Mine